Exhibit 2.12

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

REXFORD INDUSTRIAL REALTY, INC.,

REXFORD INDUSTRIAL REALTY, L.P.,

REXFORD SPONSOR V MERGER SUB LLC

and

REXFORD SPONSOR V LLC

Dated as of July 24, 2013

i

Schedule 2.05	Reimbursement Agreements
Schedule 3.01(b)	List of Operating Partnership Subsidiaries
Schedule 4.01(b)	List of Subsidiaries/List of Properties
Schedule 4.03	Capitalization
Schedule 4.08	Insurance Policies
Schedule 4.15	Ownership of Certain Assets
Schedule 5.05	Excluded Assets
Schedule 6.02(c)	Calculation of Equity Value

Exhibit A	List of Rexford Entities
Exhibit B	Operating Partnership Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Tax Matters Agreement
Exhibit E	Form of Registration Rights Agreement
Exhibit F	Order of Mergers and Contribution Transactions
Exhibit G	Formation Transaction Documentation

DEFINED TERMS

TERM	SECTION
Accredited Investor	Section 6.02(a)
Affiliate	Section 6.02(b)
Agreement	Introduction
Allocated Share	Section 6.02(c)
Alternate Transaction	Section 6.02(d)
Business Day	Section 6.02(e)
Certificate of Merger	Section 1.02
Closing	Section 2.02
Closing Date	Section 2.02
Code	Section 6.02(f)
Consent Form	Section 6.02(g)
Contributed Entities	Recitals
Contributed Interest	Recitals
Contributor	Recitals
Decrease	Section 6.02(c)(2)
Dispute	Section 6.08(a)
DLLCA	Recitals
Effective Time	Section 1.02
Elected OP Unit Percentage	Section 6.02(h)
Elected REIT Shares Percentage	Section 6.02(i)
Entity Specific Debt	Section 6.02(j)
Equity Value	Section 6.02(k)
Excluded Assets	Section 6.02(l)
Formation Transaction Documentation	Section 6.02(m)
Formation Transactions	Section 6.02(n)
Fund V Subsequent Investment Amount	Section 6.02(o)
Governmental Authority	Section 6.02(p)
Interim Period	Section 6.02(q)
JAMS	Section 6.08(b)
Joinder Date	Section 5.07
Laws	Section 6.02(r)
Liens	Section 6.02(s)
Lock-up Agreement	Section 6.02(t)
Management Company	Recitals
Management Company Material Adverse Effect	Section 6.02(u)
Management Company Subsidiary	Section 4.01(b)
Managing Member	Recitals
Merger Consideration	Section 1.05(a)
Merger	Recitals
Merger Sub	Introduction
Offering	Recitals

Offering Closing Date	Section 6.02(u)
Offering Document	Section 6.02(w)
Offering Price	Section 6.02(x)
OP Material Adverse Effect	Section 6.02(y)
OP Parties	Introduction
OP Units	Recitals
Operating Partnership	Introduction
Operating Partnership Agreement	Section 6.02(z)
Operating Partnership Subsidiary	Section 3.01(b)
Organizational Documents	Section 6.02(aa)
Outside Date	Section 2.06
Ownership Limits	Section 1.05(a)
Person	Section 6.02(bb)
Pre-Formation Interests	Section 6.02(cc)
Pre-Formation Participants	Section 6.02(dd)
Property	Section 6.02(ee)
Register	Section 2.03(a)
Registration Rights Agreement	Section 6.02(ff)
REIT	Introduction
REIT Shares	Recitals
Repaid Amount	Section 5.05
Repayment Shortfall	Section 5.05
Rexford Entity	Section 6.02(gg)
RIF V Fund	Recitals
RIF V REIT	Introduction
RIF Fund Contribution Agreements	Recitals
RIF Fund Entity	Recitals
RI LLC	Recitals
RIF V Manager	Recitals
Sale Consent	Section 5.03(a)
SEC	Section 2.01(a)(i)
Securities Act	Section 6.02(hh)
Subsidiary	Section 6.02(ii)
Surviving Entity	Section 1.01
Target Asset	Section 6.02(jj)
Tax	Section 6.02(kk)
Tax Matters Agreement	Section 6.02(ll)
Tax Return	Section 6.02(mm)
Underwriting Agreement	Section 6.02(nn)
Valid Election	Section 6.02(oo)

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of July 24, 2013 (this “Agreement”), by and among Rexford Industrial Realty, Inc., a Maryland corporation (the “REIT”), Rexford Industrial Realty, L.P., a Maryland limited partnership (the “Operating Partnership”) and a subsidiary of the REIT, Rexford Sponsor V Merger Sub LLC, a Delaware limited liability company to be formed prior to the Effective Time (defined below) and to be directly wholly owned by the Operating Partnership (the “Merger Sub” and, together with the Operating Partnership, the “OP Parties” and each, an “OP Party”), and Rexford Sponsor V LLC, a Delaware limited liability company (the “Management Company”). Certain capitalized terms are defined in Section 6.02 of this Agreement.

RECITALS

WHEREAS, the REIT desires to consolidate the ownership of a portfolio of properties currently owned, directly or indirectly, by certain entities each as described on Exhibit A hereto;

WHEREAS, pursuant to this Agreement, the Management Company will merge with and into the Merger Sub, with the Management Company as the surviving entity (the “Merger”) and the equity interests in the Management Company (the “Management Company Interests”) will be converted automatically into the right to receive cash, without interest, common units of partnership interests in the Operating Partnership (“OP Units”), and/or shares of common stock of the REIT, par value $.01 per share (“REIT Shares”);

WHEREAS, concurrently with the execution of this Agreement, Rexford Industrial, LLC, a California limited liability company (“RI LLC”), will enter into an agreement and plan of merger pursuant to which RI LLC will merge with and into a direct wholly-owned subsidiary of the Operating Partnership, with RI LLC as the surviving entity, and the equity interests in RI LLC will be converted automatically into the right to receive cash, without interest, OP Units and/or REIT Shares;

WHEREAS, concurrently with the execution of this Agreement, Rexford Fund V Manager LLC, a Delaware limited liability company (“RIF V Manager”), will enter into an agreement and plan of merger pursuant to which RIF V Manager will merge with and into an indirect wholly-owned subsidiary of the Operating Partnership, with RIF V Manager as the surviving entity, and the equity interests in RIF V Manager will be converted automatically into the right to receive cash, without interest, OP Units and/or REIT Shares;

WHEREAS, concurrently with the execution of this Agreement, Rexford Industrial Fund V REIT, LLC, a Delaware limited liability company (“RIF V REIT”), will enter into an agreement and plan of merger with the REIT pursuant to which the RIF V REIT will merge with and into the REIT and the equity interests in the RIF V REIT will be converted automatically into the right to receive cash, without interest, or REIT Shares;

WHEREAS, concurrently with the execution of this Agreement, Rexford Industrial Fund V, LP, a Delaware limited partnership (“RIF V Fund”), will enter into an agreement and plan of merger with the Operating Partnership pursuant to which RIF V Fund will merge with and into the Operating Partnership and the partnership interests in RIF V Fund will be (a) converted automatically into the right to receive cash, without interest, REIT Shares and/or OP Units and (b) in the case of the partnership interests in RIF V Fund held by RIF V Manager or the REIT, cancelled;

WHEREAS, concurrently with the execution of this Agreement, the REIT and the Operating Partnership will enter into separate contribution agreements (the “RIF Fund Contribution Agreements”) with each of Rexford Industrial Fund I, LLC, Rexford Industrial Fund II, LLC, Rexford Industrial Fund III, LLC and Rexford Industrial Fund IV, LLC (each such entity may be referred to herein as a “Contributor;” each such entity, RIF V REIT and RIF V Fund may be referred to herein as a “RIF Fund Entity”), pursuant to which (a) each Contributor will contribute to the Operating Partnership all of such Contributor’s direct and indirect interests in the entities identified as “Contributed Entities” on Exhibit A hereto (the “Contributed Interests”) and the other contributed properties and contributed assets identified in each such RIF Fund Contribution Agreement, and (b) the Operating Partnership shall acquire from each Contributor, all of such Contributor’s right, title and interest in and to such Contributed Interests and the other contributed properties and contributed assets, in exchange for a combination of cash, without interest, REIT Shares and/or OP Units and the assumption by the Operating Partnership of the assumed liabilities identified in each such RIF Fund Contribution Agreement all on the terms and subject to the conditions set forth therein;

WHEREAS, in the event that all members of a Contributor return duly executed and completed Consent Forms approving the Formation Transactions, then, in lieu of the applicable RIF Fund Contribution Agreement, the REIT may elect to cause the applicable Contributor to enter into an agreement and plan of merger with the Operating Partnership pursuant to which such Contributor will merge with and into the Operating Partnership and the membership interests in such Contributor will be converted automatically into the right to receive cash, REIT Shares and/or OP Units;

WHEREAS, the Formation Transactions relate to the initial public offering of the REIT Shares or, depending on prevailing market conditions at the time of the offering, a private offering of the REIT Shares (the “Offering”), following which the REIT will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code;

WHEREAS, substantially concurrently with the completion of the Formation Transactions and the Offering, the REIT will contribute to the Operating Partnership, all of the assets (other than OP Units), rights and obligations acquired by the REIT as a result of the Formation Transactions and the Offering;

WHEREAS, in accordance with Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), the Management Company may be merged with and into the Merger Sub, subject to the requisite approval of the members as provided in Section 18-209 of the DLLCA; and

WHEREAS, all necessary approvals have been obtained by each of the Operating Partnership and the Management Company to consummate the transactions contemplated herein and by the other Formation Transaction Documentation.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MERGER

Section 1.01 THE MERGER. At the Effective Time, and subject to the terms and conditions contained in this Agreement and in accordance with applicable Laws, the Merger Sub shall be merged with and into the Management Company whereby the separate existence of the Merger Sub shall cease, and the Management Company shall continue its existence under Delaware law as the surviving entity (hereinafter sometimes referred to as the “Surviving Entity”).

Section 1.02 EFFECTIVE TIME. Subject to and upon the terms and conditions of this Agreement, concurrently with or as soon as practicable after (i) the execution by the REIT and the Operating Partnership of the Underwriting Agreement and (ii) the satisfaction or waiver of the conditions set forth in Article II, the Operating Partnership, Merger Sub and the Management Company shall file articles of merger or similar documents with respect to the Merger (the “Certificate of Merger”) as may be required by applicable Laws, with the Secretary of State of the State of Delaware providing that the Merger shall become effective upon filing or at such later date and time set forth in the Certificate of Merger with respect to such Merger (the “Effective Time”), together with any certificates and other filings or recordings related thereto, in such forms as are required by, and executed in accordance with the relevant provisions of applicable Laws.

Section 1.03 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and applicable Laws.

Section 1.04 ORGANIZATIONAL DOCUMENTS. At the Effective Time, (i) the certificate of formation of the Management Company, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended as provided therein or in accordance with the DLLCA, and (ii) the limited liability company agreement of the Management Company, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Entity until thereafter amended as provided therein or in accordance with the DLLCA.

Section 1.05 CONVERSION OF MANAGEMENT COMPANY INTERESTS.

(a) Under and subject to the terms and conditions of the respective Formation Transaction Documentation, each Pre-Formation Participant is irrevocably bound to accept and entitled to receive, as a result of and upon consummation of the Merger or other Formation Transactions, a specified share of the Rexford Entities as a whole in the form of the right to receive cash, REIT Shares and/or OP Units as calculated in this Section 1.05.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto, except as set forth in this Agreement, each Management Company Interest shall be converted automatically into the right to receive cash, OP Units and/or REIT Shares with an a value equal to the portion of the Equity Value of the Management Company represented by such Management Company Interest (collectively, and including as adjusted pursuant to Section 5.05, but, for the avoidance of doubt, excluding any consideration payable to such Pre-Formation Participants pursuant to the Formation Transactions in respect of Pre-Formation Interests in any Rexford Entity other than the Management Company, referred to as the “Merger Consideration”) and each holder that receives OP Units in the Merger shall, upon receipt of such OP Units and the delivery of a Consent Form or a counterpart signature page to the Operating Partnership Agreement and such other documents and instruments as may be required in the sole discretion of the REIT to effect such holder’s admission as a limited partner of the Operating Partnership, be admitted as a limited partner of the Operating Partnership in accordance with the Maryland Revised Uniform Limited Partnership Act and the Operating Partnership Agreement. The portion of the Equity Value of the Management Company “represented by” a Management Company Interest shall be calculated using the same methodology used to calculate the Allocated Share of a holder of such Management Company Interest.

(c) Subject to Section 1.07, the amount of cash, number of OP Units and/or REIT Shares comprising the Merger Consideration for each Management Company Interest so converted shall be as follows:

(i) Cash. One hundred percent (100%) of the Allocated Share attributable to a Pre-Formation Participant who is not an Accredited Investor shall be paid in cash.

(ii) OP Units. The Elected OP Unit Percentage of the Allocated Share attributable to a Pre-Formation Participant who is an Accredited Investor shall be distributed in in whole OP Units in the form of a number of OP Units equal to the applicable portion of such Allocated Share divided by the Offering Price; and

(iii) REIT Shares. The Elected REIT Shares Percentage of the Allocated Share attributable to a Pre-Formation Participant who is an Accredited Investor shall be distributed in whole REIT Shares in the form of a number of REIT Shares equal to the applicable portion of such Allocated Share divided by the Offering Price; provided, that to the extent such distribution of REIT Shares to such Pre-Formation Participant would result in a violation of the restrictions on ownership and transfer set forth in Section 6.2.1 of the REIT’s charter (the “Ownership Limits”), such Pre-Formation Participant shall receive (x) the maximum number of whole REIT Shares that would not result in such a violation of the Ownership Limits, and (y) that number of whole OP Units equal to the remaining number of REIT Shares not distributed as a result of the application of the foregoing clause (x).

Section 1.06 CANCELLATION AND RETIREMENT OF MANAGEMENT COMPANY INTERESTS. From and after the Effective Time, (i) each Management Company Interest converted into the right to receive the Merger Consideration pursuant to Section 1.05(a) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Management Company Interest so converted shall thereafter cease to have any rights as a member of the Management Company except the right to receive the Merger Consideration applicable thereto, (ii) each Management Company Interest issued and outstanding that is owned by the Operating Partnership or any of its direct or indirect wholly-owned Subsidiaries shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist and no consideration shall be delivered hereunder in exchange therefor and (iii) each interest in the Merger Sub will be converted into one issued and outstanding Management Company Interest.

Section 1.07 FRACTIONAL INTERESTS. No fractional OP Units or REIT Shares shall be issued in the Merger or the other Formation Transactions. All fractional OP Units that a holder of Management Company Interests would otherwise be entitled to receive as a result of the Merger and the other Formation Transactions shall be aggregated, and each holder shall receive the number of whole OP Units resulting from such aggregation and, in lieu of any fractional OP Unit resulting from such aggregation, an amount in cash determined by multiplying that fraction of a REIT Share to which such holder would otherwise have been entitled, by the Offering Price. All fractional REIT Shares that a holder of Management Company Interests would otherwise be entitled to receive as a result of the Merger and the other Formation Transactions shall be aggregated, and each holder shall receive the number of whole REIT Shares resulting from such aggregation and, in lieu of any fractional REIT Share resulting from such aggregation, an amount in cash determined by multiplying that fraction of a REIT Share to which such holder would otherwise have been entitled, by the Offering Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional OP Unit or REIT Share.

Section 1.08 FURTHER ACTION. If, at any time after the Effective Time, the Surviving Entity shall determine or be advised that any deeds, bills of sale, assignments (including any intellectual property assignments), assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity the right, title or interest in, to or under any of the rights, properties or assets of the Management Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Management Company all such deeds, bills of sale, assignments (including any intellectual property assignments) and assurances and to take and do, in the name and on behalf of any Management Company Interests all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

Section 1.09 CALCULATION OF MERGER CONSIDERATION. As soon as practicable following the determination of the Offering Price and prior to the filing of the Certificate of Merger, all calculations relating to the Merger Consideration shall be performed in good faith by, or under the direction of, the Operating Partnership, and the parties hereby agree that, absent manifest error, such calculations shall be final and binding upon the holders of Management Company Interests.

ARTICLE II

CLOSING

Section 2.01 CONDITIONS PRECEDENT.

(a) Condition to Each Party’s Obligations. The respective obligation of each party to effect the Merger contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

(i) Registration Statement. If the REIT undertakes a public Offering, the public Offering registration statement must have been declared effective under the Securities Act and will not be the subject of any stop order or proceedings by the Securities and Exchange Commission (“SEC”) seeking a stop order. This condition may not be waived by any party.

(ii) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction, stay or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending or threatened that seeks the foregoing.

(iii) Operating Partnership Agreement. The Operating Partnership Agreement, in substantially the form attached hereto as Exhibit B, shall have been executed and delivered by the partners of the Operating Partnership and shall be in full force and effect and, except as contemplated by Section 2.03 or the other Formation Transaction Documents, shall not have been amended or modified.

(b) Conditions to the Obligations of the OP Parties. The obligations of the OP Parties to effect the Merger contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Operating Partnership in whole or in part):

(i) Representations and Warranties. The representations and warranties of the Management Company contained in this Agreement shall be true and correct in all material respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the Management Company. The Management Company shall have performed each of the agreements and covenants required by this

Agreement to be performed or complied with by it on or prior to the Closing Date and the Management Company shall not have breached any of its covenants contained herein in any material respect.

(iii) Offering Closing. The closing of the Offering shall occur substantially concurrently with the Closing.

(iv) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Management Company to consummate the transactions contemplated hereby shall have been obtained.

(v) No Management Company Material Adverse Effect. There shall have not occurred between the date hereof and the Closing Date a Management Company Material Adverse Effect.

(vi) Formation Transactions. The Formation Transactions shall have been or shall be consummated substantially concurrently in accordance with the timing set forth in the respective Formation Transaction Documentation.

(vii) Lock-Up Agreement. Each of the Pre-Formation Participants owning interests in the Management Company shall have entered into the Lock-Up Agreement substantially in the form attached as Exhibit C.

(viii) Tax Matters Agreement. Any Pre-Formation Participant that will receive OP Units in the Merger and that (1) owns, directly or indirectly, an interest in any Property specified in the Tax Matters Agreement or (2) has been provided an opportunity to guarantee debt as set forth in the Tax Matters Agreement shall have entered into the Tax Matters Agreement substantially in the form attached as Exhibit D, if applicable.

(c) Conditions to the Obligations of the Management Company. The obligation of the Management Company to effect the Merger contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Management Company in whole or in part):

(i) Representations and Warranties. Except as would not have an OP Material Adverse Effect, the representations and warranties of the OP Parties contained in this Agreement shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

(ii) Performance by the OP Parties. Except as would not have an OP Material Adverse Effect, the OP Parties shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) Registration Rights Agreement. The REIT shall have entered into the Registration Rights Agreement, substantially in the form attached as Exhibit E hereto. This condition may not be waived by any party hereto.

(iv) Tax Matters Agreement. If the Management Company (1) owns, directly or indirectly, an interest in any Property specified in the Tax Matters Agreement or (2) has any members that have been provided an opportunity to guarantee debt as set forth in the Tax Matters Agreement, the REIT and the Operating Partnership shall have entered into the Tax Matters Agreement substantially in the form attached as Exhibit D, if applicable.

Section 2.02 TIME AND PLACE. Unless this Agreement shall have been terminated pursuant to Section 2.06, and subject to the satisfaction or waiver of the conditions in Section 2.01, the filing of the Certificate of Merger, the Effective Time and the closing of the Merger contemplated by Section 1.01 and the other transactions contemplated by this Agreement shall occur substantially concurrently with the receipt by the REIT of the proceeds from the Offering from the underwriters (the “Closing” or the “Closing Date”) in the order set forth on Exhibit F. The Closing shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California 90071 or such other place as determined by the REIT in its sole discretion.

Section 2.03 DELIVERY OF MERGER CONSIDERATION.

(a) Subject to Section 5.03(a), as soon as reasonably practicable after the Effective Time, the Surviving Entity (or its successor in interest) shall deliver to each holder of Management Company Interests, whose Management Company Interests have been converted into the right to receive the Merger Consideration pursuant to Section 1.05(b) hereof, the Merger Consideration payable to such holder in the amounts and form provided in Section 1.05(c) hereof. The issuance of any OP Units and admission of the recipients thereof as limited partners of the Operating Partnership pursuant to Section 1.05(b) shall be evidenced by an entry to the Register (as defined in the Operating Partnership Agreement), and the Operating Partnership shall deliver, or cause to be delivered, an executed copy of the Amendment to each Pre-Formation Participant receiving OP Units hereunder. Any certificate representing REIT Shares issuable as Merger Consideration shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON BENEFICIAL AND CONSTRUCTIVE OWNERSHIP AND TRANSFER FOR THE PURPOSE OF THE CORPORATION’S MAINTENANCE OF ITS STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). SUBJECT TO CERTAIN FURTHER RESTRICTIONS AND EXCEPT AS EXPRESSLY PROVIDED IN THE CORPORATION’S CHARTER, (I) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF THE CORPORATION’S COMMON STOCK IN EXCESS OF 9.8% (IN VALUE OR NUMBER OF SHARES) OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (II) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK OF THE CORPORATION IN EXCESS OF 9.8% OF THE VALUE OF THE TOTAL OUTSTANDING SHARES OF CAPITAL STOCK OF THE CORPORATION, UNLESS SUCH PERSON IS AN EXCEPTED HOLDER (IN WHICH CASE THE EXCEPTED HOLDER LIMIT SHALL BE APPLICABLE); (III) NO PERSON MAY BENEFICIALLY OR CONSTRUCTIVELY OWN CAPITAL STOCK THAT COULD RESULT IN THE CORPORATION BEING “CLOSELY HELD” UNDER SECTION 856(h) OF THE CODE OR OTHERWISE CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REIT; AND (IV) NO PERSON MAY TRANSFER SHARES OF CAPITAL STOCK IF SUCH TRANSFER WOULD RESULT IN THE CAPITAL STOCK OF THE CORPORATION BEING OWNED BY FEWER THAN 100 PERSONS. ANY PERSON WHO BENEFICIALLY OR CONSTRUCTIVELY OWNS OR ATTEMPTS TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK WHICH CAUSES OR MAY CAUSE A PERSON TO BENEFICIALLY OR CONSTRUCTIVELY OWN SHARES OF CAPITAL STOCK IN EXCESS OR IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION OR, IN THE CASE OF SUCH A PROPOSED OR ATTEMPTED TRANSACTION, GIVE AT LEAST 15 DAYS PRIOR WRITTEN NOTICE. IF ANY OF THE RESTRICTIONS ON TRANSFER OR OWNERSHIP SET FORTH IN (I) THROUGH (III) ABOVE ARE VIOLATED, THE SHARES OF CAPITAL

STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY TRANSFERRED TO A TRUSTEE OF A TRUST FOR THE BENEFIT OF ONE OR MORE CHARITABLE BENEFICIARIES. IN ADDITION, THE CORPORATION MAY TAKE OTHER ACTIONS, INCLUDING REDEEMING SHARES UPON THE TERMS AND CONDITIONS SPECIFIED BY THE BOARD OF DIRECTORS IN ITS SOLE AND ABSOLUTE DISCRETION IF THE BOARD OF DIRECTORS DETERMINES THAT OWNERSHIP OR A TRANSFER OR OTHER EVENT MAY VIOLATE THE RESTRICTIONS DESCRIBED ABOVE. FURTHERMORE, UPON THE OCCURRENCE OF CERTAIN EVENTS, ATTEMPTED TRANSFERS IN VIOLATION OF THE RESTRICTIONS DESCRIBED ABOVE MAY BE VOID AB INITIO. ALL UNDERLINED TERMS IN THIS LEGEND HAVE THE MEANINGS DEFINED IN THE CHARTER OF THE CORPORATION, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER AND OWNERSHIP, WILL BE FURNISHED TO EACH HOLDER OF CAPITAL STOCK OF THE CORPORATION ON REQUEST AND WITHOUT CHARGE. REQUESTS FOR SUCH A COPY MAY BE DIRECTED TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL OFFICE.

(b) The Surviving Entity (or its successor in interest) shall not be liable to any holder of a Management Company Interest for any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.04 CLOSING DELIVERIES. At the Closing, the parties shall make, execute, acknowledge and deliver, or cause to be made, executed, acknowledged and delivered any other documents reasonably requested by the Operating Partnership or reasonably necessary or desirable to assign, transfer, convey, contribute and deliver the Management Company Interests, free and clear of all Liens and to effectuate the transactions contemplated hereby.

Section 2.05 CLOSING COSTS. If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the Rexford Entities in connection with the Formation Transactions and the Offering, which include, but are not limited to, the underwriting discounts and commissions. In the event the Closing does not occur, each party shall be responsible for its allocable portion of such costs and expenses in accordance with the terms of those certain letter agreements identified on Schedule 2.05.

Section 2.06 TERM OF THE AGREEMENT. This Agreement shall terminate automatically if the transactions contemplated herein shall not have been consummated on or prior to December 31, 2013 (such date is hereinafter referred to as the “Outside Date”).

Section 2.07 EFFECT OF TERMINATION. In the event of termination of this Agreement for any reason, all obligations on the part of the OP Parties and the Management Company under this Agreement shall terminate, except that the obligations set forth in Article VI shall survive, it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to the non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

Section 2.08 TAX WITHHOLDING. The Operating Partnership, the Merger Sub and the Management Company, as applicable, shall be entitled to deduct and withhold from the consideration payable pursuant to this Agreement to any holder of a Management Company Interest such amounts required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Management Company Interest in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE OP PARTIES

Each of the OP Parties hereby represents and warrants to the Management Company as follows:

Section 3.01 ORGANIZATION; AUTHORITY.

(a) Each OP Party has been duly formed or incorporated and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or formation and has, or upon the effectiveness of the Operating Partnership Agreement, will have, all requisite power and authority to enter into this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

(b) Schedule 3.01(b) sets forth as of the date hereof, (i) each Subsidiary of the Operating Partnership (each an “Operating Partnership Subsidiary”), (ii) the ownership interest therein of the Operating Partnership, and (iii) if not wholly owned by the Operating Partnership, the identity and ownership interest of each of the other owners of such Operating Partnership Subsidiary. Each Operating Partnership Subsidiary has been duly organized or formed and is validly existing and is in good standing under the Laws of its jurisdiction of organization or formation, as applicable, has all requisite power and authority to own, lease and/or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.02 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation (including each agreement, document and instrument executed and delivered by or on behalf of each OP Party pursuant to this Agreement or the other Formation Transaction Documentation) by the OP Party has been duly and validly authorized by all necessary actions required of the OP Party. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of each OP Party pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the OP Party, enforceable against the OP Party in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 3.03 CONSENTS AND APPROVALS. Except for the filing of the Certificate of Merger in accordance with Section 1.02 hereof or in connection with the Offering and the consummation of the other Formation Transactions or as shall have been obtained on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by each OP Party in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for (a) those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect, or (b) those consents under the Organizational Documents of the applicable Rexford Entity (including the Management Company), the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.04 NO VIOLATION. None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of each OP Party, (b) any agreement, document or instrument to which the OP Party or any of its respective assets are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the OP Party, except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have an OP Material Adverse Effect.

Section 3.05 VALIDITY OF OP UNITS AND REIT SHARES. Any OP Units to be issued pursuant to this Agreement will have been duly authorized by the Operating Partnership and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable, free and clear of all Liens created by the Operating Partnership (other than any Liens created by the Operating Partnership Agreement). Any REIT Shares to be issued pursuant to this Agreement will have been duly authorized by the REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable, free and clear of all Liens created by the REIT (other than any Liens created by the charter of the REIT).

Section 3.06 LITIGATION. Except for actions, suits or proceedings covered by policies of insurance, there is no action, suit or proceeding pending or, to the knowledge of the Operating Partnership, threatened against the Operating Partnership or any Operating Partnership Subsidiary, other than actions, suits, proceedings arising in the ordinary course of business from the ownership and operation of each OP Party, that individually or in the aggregate, would not reasonably be expected, (a) if adversely determined, to have an OP Material Adverse Effect, or (b) to challenge or impair the ability of the OP Party to execute or deliver, or materially perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby to such an extent as would result in an OP Material Adverse Effect.

Section 3.07 OPERATING PARTNERSHIP AGREEMENT. Attached hereto as Exhibit B hereto is a true and correct copy of the Operating Partnership Agreement, as in effect immediately prior to the Effective Time.

Section 3.08 LIMITED ACTIVITIES. Except for activities in connection with the Offering, the Formation Transactions or in the ordinary course of business, the Operating Partnership and the Operating Partnership Subsidiaries have not engaged in any material business or incurred any material obligations.

Section 3.09 NO BROKER. No OP Party has entered into, and each covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of the Management Company or any Affiliates thereof to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the Offering and any related financing transactions).

Section 3.10 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article III and any other agreement entered into in connection with the Formation Transactions, the OP Parties shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. All representations, warranties and covenants of the OP Parties contained in this Agreement shall expire at the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT COMPANY

Except as disclosed in the Offering Document or the schedules attached hereto, the Management Company represents and warrants to the OP Parties that as of the Closing Date:

Section 4.01 ORGANIZATION; AUTHORITY.

(a) The Management Company has been duly formed, is validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and the other Formation Transaction Documentation to which it is a party (including any agreement, document and instrument executed and delivered by or on behalf of the Management Company pursuant to this Agreement or the other Formation Transaction Documentation) and to carry out the transactions contemplated hereby and thereby, and to carry on its business as presently conducted. The Management Company, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Management Company Material Adverse Effect.

(b) Schedule 4.01(b) sets forth as of the date hereof with respect to the Management Company (i) each direct or indirect Subsidiary of the Management Company (each a “Management Company Subsidiary” and, collectively the “Management Company Subsidiaries”), (ii) the direct or indirect ownership interest therein of the Management Company, (iii) if not wholly owned by the Management Company, the identity and ownership interest of each of the other owners of such Subsidiary, and (iv) each real property owned directly or indirectly, in whole or in part, by such Subsidiary. Such Management Company Subsidiary has been duly organized and is validly existing and is in good standing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, lease and/or operate its property and to carry on its business as presently conducted. Such Management Company Subsidiary, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than such failures to be so qualified as would not, individually or in the aggregate, reasonably be expected to have a Management Company Material Adverse Effect. Except as set forth on Schedule 4.01(b), each of the Management Company and the Management Company Subsidiaries does not own any equity or ownership interest in any other Person.

(c) The OP Parties have been provided complete and accurate copies of Organizational Documents, as amended through the date hereof, and such Organizational Documents are in full force and effect as of the date hereof and have not been further modified or amended.

Section 4.02 DUE AUTHORIZATION. The execution, delivery and performance by the Management Company of this Agreement and the other Formation Transaction Documentation (including any agreement, document and instrument executed and delivered by or on behalf of the Management Company pursuant to this Agreement or the other Formation Transaction Documentation) to which it is a party have been duly and validly authorized by all necessary actions required of the Management Company. This Agreement, the other Formation

Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of the Management Company pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Management Company, each enforceable against the Management Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

Section 4.03 CAPITALIZATION. Schedule 4.03 sets forth as of the date hereof the ownership of the Management Company. All of the issued and outstanding equity interests of the Management Company are duly authorized, validly issued and fully paid; and are not subject to preemptive rights or appraisal, dissenters’ or other similar rights under the Organizational Documents of or any contract to which the Management Company is a party or otherwise bound, except for such preemptive rights, transfer restrictions, or appraisal, dissenters’ or other similar rights as would not prevent the Merger. There are no outstanding rights to purchase, subscriptions, warrants, options or any other security convertible into or exchangeable for equity interests in the Management Company. Except as set forth in the Organizational Documents, the Management Company is not a party to any agreement for the sale of its material assets, for the grant to any Person of any preferential right to purchase any such material assets or the acquisition of any material operating business, material assets or capital stock of any other corporation, entity or business, other than the purchase or sale of assets in the ordinary course of business.

Section 4.04 CONSENTS AND APPROVALS. Except for the filing of the Certificate of Merger in accordance with Section 1.02 hereof, as shall have been obtained or satisfied on or prior to the Closing Date, no consent, waiver, approval, authorization, order, license, permit or registration of, qualification, designation, declaration or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by the Management Company in connection with the execution, delivery and performance of this Agreement, the other Formation Transaction Documentation to which the Management Company is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations, orders, licenses, permits, registrations, qualifications, designations, declarations or filings, the failure of which to obtain or to file would not, individually or in the aggregate, reasonably be expected to have a Management Company Material Adverse Effect.

Section 4.05 NO VIOLATION. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of the Management Company or (b) any agreement, document or instrument to which the Management Company is a party or by which the Management Company or any of its assets or properties are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Management Company (or its assets or properties), except for, in the case of clause (b) or (c), any such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Management Company Material Adverse Effect.

Section 4.06 LICENSES AND PERMITS. All notices, licenses, permits, certificates and authorizations required for the continued operation of the business of the Management Company have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by the Formation Transaction Documentation) are assignable to the OP Parties, except in each case for items that, if not so obtained, obtainable and/or transferred, would not, individually or in the aggregate, reasonably be expected to have a Management Company Material Adverse Effect. Neither the Management Company nor, to the knowledge of the Management Company, any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Management Company Material Adverse Effect, nor has any one of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority or other entity and except as would not, individually or in the aggregate, reasonably be expected to have a Management Company Material Adverse Effect.

Section 4.07 COMPLIANCE WITH LAWS. The Management Company has conducted its businesses in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Management Company Material Adverse Effect. Neither the Management Company nor, to the knowledge of the Management Company, any third party are in violation of any Law or has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Management Company Material Adverse Effect. There has not been committed by the Management Company or, to the knowledge of the Management Company, any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Property or any part thereof.

Section 4.08 INSURANCE. Schedule 4.08 lists each insurance policy to which the Management Company is a party, an insured or a beneficiary. Each of the insurance policies is in full force and effect in all material respects and all premiums due and payable thereunder have been fully paid when due. To the knowledge of the Management Company, the Management Company has not received from any insurance company any notices of cancellation or intent to cancel any insurance.

Section 4.09 FINANCIAL STATEMENTS. The consolidated financial statements of the Management Company included in the Offering Document have been prepared in all material respects in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of unaudited statements, to normal year-end audit adjustments, and fairly present in all material respects the financial condition and results of operations of the Management Company as of the dates indicated therein and for the periods ended as indicated therein.

Section 4.10 TAXES.

(a) The Management Company has timely and properly filed (or caused to be timely and properly filed) all Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so), and all such Tax Returns are accurate and complete in all material respects.

(b) The Management Company has timely paid (or has had paid on its behalf) all Taxes as required to be paid by it.

(c) No income or material non-income Tax returns filed by the Management Company are subject to a pending or ongoing audit. No deficiencies for any income or material non-income Taxes have been proposed, asserted or assessed against the Management Company, and no requests for waivers of the time to assess any such Taxes are pending.

(d) Since its formation, the Management Company has been treated for United States federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation.

Section 4.11 LITIGATION. Except for actions, suits or proceedings fully covered by policies of insurance, there is no action, suit or proceeding pending or, to the knowledge of the Management Company, threatened against or affecting the Management Company or any officer, director, principal, managing member or Affiliate of the Management Company, other than actions, suits or proceedings arising in the ordinary course of business from the ownership and operation, which, if adversely determined, would not have a Management Company Material Adverse Effect. There is no action, suit, or proceeding pending or, to the knowledge of the Management Company, threatened against or affecting the Management Company or any officer, director, principal, managing member or Affiliate of the Management Company, which challenges or impairs the ability of the Management Company to execute or deliver, or perform its obligations under this Agreement or any Formation Transaction Documentation or any other documents executed by it pursuant to this Agreement or any Formation Transaction Documentation or to consummate the transactions contemplated hereby or thereby. Except for matters covered by insurance, there is no judgment, decree, injunction, rule or order of a Governmental Authority outstanding against the Management Company or any officer, director, principal or managing member of the Management Company in their capacity as such, or which would reasonably be expected to have a Management Company Material Adverse Effect. None of the Management Company or any officer, director, principal, managing member, general partner or Affiliate of any of the foregoing has received any written notice of any pending or threatened proceedings for the rezoning (i.e., as opposed to the current zoning) of any Property or any portion thereof which would impair the current or proposed use thereof in a manner that would result in a Management Company Material Adverse Effect.

Section 4.12 INSOLVENCY. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the Management Company’s knowledge, threatened against the Management Company, nor are any such proceedings contemplated by the Management Company.

Section 4.13 SECURITIES LAW MATTERS. The Management Company acknowledges that: (i) the REIT and Operating Partnership intend the offer and issuance of any REIT Shares or OP Units to any Pre-Formation Participants to be exempt from registration under the Securities Act and applicable state securities laws by virtue of the status of such equity holder as an Accredited Investor acquiring any REIT Shares or OP Units in a transaction exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act, and (ii) in issuing any REIT Shares or OP Units pursuant to the terms of this Agreement, the REIT and Operating Partnership are relying on the representations made by each equity holder electing to receive REIT Shares or OP Units as consideration in the Merger, which representations were set forth in Appendix C to the Request for Consent – Accredited Investor Representations Letter.

Section 4.14 NO BROKER. The Management Company has not entered into, and it covenants that it will not enter into, any agreement, arrangement or understanding with any Person or firm which will result in the obligation of the REIT or any Affiliate to pay any finder’s fee, brokerage commission or similar payment in connection with the transaction contemplated by this Agreement (other than underwriting discounts, commissions and other fees and expenses to be paid by the REIT in connection with the Offering and any related financing transactions).

Section 4.15 OWNERSHIP OF CERTAIN ASSETS. Except as set forth in Schedule 4.15, the Management Company does not own any loan assets or other securities of any issuer except for equity interests in other Rexford Entities.

Section 4.16 EMPLOYEES. The Management Company does not have, nor has ever had any employees.

Section 4.17 NO OTHER REPRESENTATIONS OR WARRANTIES. Other than the representations and warranties expressly set forth in this Article IV and any other agreement entered into by the Management Company in connection with the Formation Transactions, the Management Company shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

Section 4.18 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV (other than Section 4.01, Section 4.02, Section 4.03, and Section 4.13) shall not survive the Closing.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.01 PRE-CLOSING COVENANTS. During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), the Management Company shall use commercially reasonable efforts to conduct its businesses in the ordinary course of business consistent with past practice, pay its debt obligations as they become due and payable, and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, tenants, suppliers, advertisers and others having business dealings with it, in each case consistent with past practice. In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date and except in connection with the Formation Transactions, the Management Company shall not without the prior written consent of the Operating Partnership, which consent may be withheld by the Operating Partnership in its sole discretion:

(a) (i) other than distributions to the members of the Management Company in connection with such members’ payment of any Taxes related to their ownership of the membership interest of the Management Company or as otherwise contemplated by this Agreement, declare, set aside or pay any dividends or distributions in respect of any Management Company Interests, except in the ordinary course of business consistent with past practice and in accordance with the applicable governing document of the Management Company, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Management Company Interests or make any other changes to the equity capital structure of the Management Company, or (iii) purchase, redeem or otherwise acquire any Management Company Interests or interests or any other securities thereof;

(b) issue, deliver, sell, transfer, dispose, mortgage, pledge, assign or otherwise encumber, or cause the issuance, delivery, sale, transfer, disposition, mortgage, pledge, assignment or otherwise encumbrance of, any limited liability company, partnership interests or other equity interests of the Management Company or any other assets of the Management Company;

(c) amend its certificate of formation and limited liability company agreement;

(d) adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(e) materially alter the manner of keeping the Management Company’s books, accounts or records or the accounting practices therein reflected;

(f) file an entity classification election pursuant to Treasury Regulation Section 301.7701-3(c) on Internal Revenue Service Form 8832 (Entity Classification Election) to treat the Management Company as an association taxable as a corporation for United States federal income tax purposes; make or change any other Tax elections; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; change any annual Tax accounting period; adopt or change any method of Tax accounting; file any amended Tax Return; enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(g) knowingly cause or permit the Management Company to violate, or fail to use commercially reasonable efforts to cure any violation of, any applicable Laws;

(h) take any action or fail to take any action the result of which would have a Management Company Material Adverse Effect; or

(i) authorize, commit or agree to take any of the foregoing actions.

Section 5.02 COMMERCIALLY REASONABLE EFFORTS BY THE OPERATING PARTNERSHIP AND THE MANAGEMENT COMPANY. Each of the Operating Partnership and Management Company shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (b) promptly making (or causing to be made) any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

Section 5.03 TAX MATTERS.

(a) So long as some portion of the Merger Consideration is in the form of OP Units, the parties hereto intend and agree that, for United States federal income tax purposes, the transactions contemplated by this Agreement shall constitute an “assets-over” partnership merger within the meaning of Treasury Regulations Section 1.708-1(c)(3)(i) pursuant to which the Management Company contributes all of its assets and liabilities to the Operating Partnership in exchange for OP Units in a transaction qualifying under Section 721(a) of the Code and immediately thereafter, the Management Company distributes such OP Units to the holders of Management Company Interests. As a result, (i) in accordance with Treasury Regulations Section 1.708-1(c)(4), any payment of cash or REIT Shares attributable to a holder of Management Company Interests shall be treated as a sale by such holder of its Management Company Interests and a purchase of such interests by the Operating Partnership for the cash and/or REIT Shares so paid under the terms of this Agreement, and (ii) the Management Company shall cause each such holder of Management Company Interests who receives cash and/or REIT Shares to explicitly agree and consent (the “Sale Consent”) to such treatment in their Consent Forms as a condition to electing such consideration. To the extent the Operating Partnership acquires any Management Company Interests as described in clause (i) above, or otherwise previously acquired any such interests, for United States federal income tax purposes the receipt by the Operating Partnership of the portion of property attributable to such interests shall be treated as a distribution by the Management Company in redemption of such interests. Notwithstanding Section 1.05 and any holder’s election as to the form of its Merger Consideration, if any holder of Management Company Interests (other than a non-Accredited Investor), fails to execute a Sale Consent prior to the Closing, such holder’s Merger Consideration shall consist solely of OP Units. Notwithstanding Section 1.07 and Section 2.03(a), any cash paid as the Merger Consideration holder of Management Company Interests shall be paid only after the receipt of a Sale Consent from such holder of Management Company Interests.

(b) Each of the REIT, the Operating Partnership and the Management Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns related to the transactions pursuant to this Agreement and any audit, litigation or administrative, judicial or other inquiry or proceeding with respect to Taxes related to the transactions pursuant to this Agreement. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such action or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) The Operating Partnership shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns of the Management Company which are due after the Closing Date. All such income Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law.

(d) The Operating Partnership shall prepare or cause to be prepared all other Tax Returns of the Management Company.

(e) Prior to Closing, the Management Company shall deliver to the REIT a properly executed certificate prepared in accordance with Treasury Regulations section 1.1445-2(b) certifying the non-foreign status of the Management Company and of each holder of the Management Company Interests and any similar affidavits or other forms required under applicable state, local or foreign Tax Laws.

(f) Neither the REIT nor the Operating Partnership makes any representations or warranties to the Management Company or any holder of a Management Company Interest regarding the Tax treatment of the Merger or the other Formation Transactions, or with respect to any other Tax consequences to the Management Company or any holder of a Management Company Interest of this Agreement, the Merger or the other Formation Transactions. The Management Company acknowledges that the Management Company and the holders of Management Company Interests are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Formation Transactions and agreements contemplated hereby.

Section 5.04 CONSENT AND WAIVER OF RIGHTS UNDER ORGANIZATIONAL DOCUMENTS. As of the Closing, the Management Company waives and relinquishes all rights and benefits otherwise afforded to the Management Company (a) under its Organizational Documents including, without limitation, any rights of appraisal, rights of first offer or first refusal, buy/sell agreements, put, option, or similar parallel exit or dissenter rights in connection with the Formation Transactions and the Offering, and any right to consent to or approve of the sale or contribution or other transaction undertaken by any equity holder of the Management Company of their Management Company Interests to the REIT or any Affiliate thereof and any and all notice provisions related thereto and (b) for claims against any OP Party for breach by any of their respective present or former officers, directors, managing members, general partners or Affiliates of their fiduciary duties or similar obligations (including duties of disclosure) to any of their respective present or former shareholders, members, partners, equity interest holders or Affiliates or the terms of any applicable Organizational Documents. The Management Company acknowledges that the agreements contained herein and the transactions contemplated hereby and any actions taken in contemplation of the transactions contemplated hereby may conflict with, and may not have been contemplated by, the Organizational Documents of the

Management Company or other agreements among one or more holders of Management Company Interests or one or more of the members of the Management Company. With respect to the Management Company and each property in which the Management Company Interests represent a direct or indirect interest, the Management Company expressly gives all consents (and any consents necessary to authorize the proper parties in interest to give all consents) and waivers it is entitled to give that are necessary or desirable to facilitate the contribution or other Formation Transactions relating to the Management Company or such property. In addition, the Management Company agrees that if the transactions contemplated hereby occur, this Agreement shall be deemed to be an amendment to the Organizational Documents of the Management Company to the extent the terms herein conflict with the terms thereof, including without limitation, terms with respect to allocations, distributions and the like. In the event the transactions contemplated by this Agreement do not occur, nothing in this Agreement shall be deemed to be or construed as an amendment or modification of, or commitment of any kind to amend or modify, the Organizational Documents of the Management Company, which shall remain in full force and effect without modification.

Section 5.05 EXCLUDED ASSETS. Prior to the Closing and after such amounts are reasonably determined, the Management Company shall distribute or cause to be distributed or paid out the Excluded Assets identified on Schedule 5.05. Notwithstanding anything to the contrary herein, (a) in addition to such Excluded Assets, the Management Company shall also distribute or cause to be distributed or paid any amounts remitted to the Management Company by RI LLC (the “Repaid Amount”) in repayment of the aggregate balance remaining on two loans made by the Management Company to RI LLC and Rexford Industrial Realty & Management, Inc., a wholly-owned Subsidiary of RI LLC, and (b) to the extent such Repaid Amount is insufficient to fully repay the balance remaining on such loans (such remaining unpaid balance, the “Repayment Shortfall”), the aggregate Equity Value attributable to the Management Company (and therefore the aggregate Merger Consideration) shall be increased, and the aggregate Equity Value attributable to RI LLC (and therefore the aggregate merger consideration payable in respect of RI LLC in the Formation Transactions) shall be reduced, in each case by an amount equal to the Repayment Shortfall.

Section 5.06 ALTERNATE TRANSACTION. In the event that the Operating Partnership determines that a structure change is necessary, advisable or desirable, the Operating Partnership may elect, in its sole and absolute discretion, to effect an Alternate Transaction (subject to the limitations in the definition thereof), without the need for the OP Parties to seek any further consent or action from the Management Company, and the Management Company shall, and it shall cause its shareholders to, enter into such agreements as shall be necessary to consummate an Alternate Transaction. In the event that an Alternate Transaction is used to effect the transactions contemplated by this Agreement, then the OP Parties may elect to terminate this Agreement without any liability or obligation to any Person.

Section 5.07 OBLIGATIONS OF MERGER SUB. Subject to the terms of this Agreement, the Operating Partnership shall take all reasonable action necessary to cause the Merger Sub (a) to be formed prior to the Effective Time and become a party to this Agreement by executing a counterpart of this Agreement where indicated on the signature page hereof (the date of such execution, the “Joinder Date”) and (b) to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. All representations, warranties, covenants, agreements, rights and obligations of the Merger Sub herein shall become effective as to the Merger Sub as of the Joinder Date.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01 NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within twenty-four (24) hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a)	if to the REIT or the OP Parties:

Rexford Industrial Realty, Inc.

11620 Wilshire Boulevard, Suite 300

Los Angeles, CA 90025

Facsimile: (310) 966-1690

Attention: Howard Schwimmer and Michael S. Frankel

(b)	if to the Management Company:

c/o Rexford Industrial, LLC

11620 Wilshire Boulevard, Suite 300

Los Angeles, CA 90025

Facsimile: (310) 966-1690

Attention: Howard Schwimmer and Michael S. Frankel

Section 6.02 DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings.

(a) “Accredited Investor” has the meaning set forth under Regulation D of the Securities Act.

(b) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(c) “Allocated Share” means an amount of Merger Consideration that would be distributed to a Pre-Formation Participant that is the holder of an interest in a Rexford Entity in accordance with the provisions of the existing Organizational Documents of such entity relating to distributions of distributable net proceeds from sales of directly or indirectly owned properties or assets, and assuming the sale of the relevant Target Asset or Target Assets that are directly or indirectly owned by such entity for a value equal to such Target Asset’s or Target Assets’ respective Equity Value(s).

(d) “Alternate Transaction” means any transaction structure, other than that contemplated by this Agreement, pursuant to which the REIT, the Operating Partnership or any of their Subsidiaries acquire all or a portion of the interests in the Management Company or the assets held directly or indirectly by the Management Company in a transaction pursuant to which each holder of Management Company Interests receives the amount of cash, the number of OP Units and/or the number of REIT Shares that were to be received by such holder pursuant to this Agreement (or a portion thereof equal in value to the value of the portion of such assets acquired by the REIT, the Operating Partnership or any of their Subsidiaries pursuant to such Alternate Transaction); provided, that such structure will not (i) result in a breach of the Management Company’s governing documents and (ii) give rise to dissenters’ or appraisal rights by the members of the Management Company, unless such rights have fully waived by all such members in the Consent Forms.

(e) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of California.

(f) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(g) “Consent Form” means the form provided to each holder of Pre-Formation Interests to consent to the Formation Transactions and to make such holder’s irrevocable elections with respect to consideration to be received by such holder in the Formation Transactions.

(h) “Elected OP Unit Percentage” means, with respect to the Merger Consideration to be received by any Pre-Formation Participant, the percentage of the Allocated Share that the Pre-Formation Participant has made a Valid Election to receive in the form of OP Units.

(i) “Elected REIT Shares Percentage” means, with respect to the Merger Consideration to be received by any Pre-Formation Participant, the percentage of the Allocated Share that the Pre-Formation Participant has made a Valid Election to receive in the form of REIT Shares.

(j) “Entity Specific Debt” has the meaning set forth in Schedule 6.02(c) hereto.

(k) “Equity Value” has the meaning set forth in Schedule 6.02(c) hereto.

(l) “Excluded Assets” means the assets identified on Schedule 5.05.

(m) “Formation Transaction Documentation” means all of the agreements (including this Agreement) and related documents substantially in the forms accompanying the Request for Consent dated February 22, 2013 and identified in Exhibit G hereto, pursuant to which all of the Rexford Entities and/or the Pre-Formation Interests are to be acquired by the REIT or the Operating Partnership, directly or indirectly, as part of the Formation Transactions.

(n) “Formation Transactions” means the transactions contemplated by this Agreement and the other Formation Transaction Documentation.

(o) “Fund V Subsequent Investment Amount” has the meaning set forth in Schedule 6.02(c) hereto.

(p) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(q) “Interim Period” has the meaning set forth in Schedule 6.02(c) hereto.

(r) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances.

(s) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(t) “Lock-Up Agreement” means that certain Lock-Up Agreement, by and between the underwriters and each investor of the REIT and/or the Operating Partnership.

(u) “Management Company Material Adverse Effect” means any material adverse change in the assets, business, condition (financial or otherwise), results of operation or prospects of the Management Company, taken as a whole.

(v) “Offering Closing Date” means the closing date of the Offering.

(w) “Offering Document” means either (i) in the event the REIT undertakes a public Offering, the REIT’s final prospectus as filed with the SEC; or (ii) in the event the REIT undertakes a private Offering, the REIT’s final offering memorandum (together with any supplements and amendments thereto) used in the Offering.

(x) “Offering Price” means the initial offering price of a REIT Share in the Offering.

(y) “OP Material Adverse Effect” means any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the REIT and each Operating Partnership Subsidiary, taken as a whole.

(z) “Operating Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as in effect immediately prior to the Effective Time.

(aa) “Organizational Documents” means the certificate of formation, certificate of incorporation and bylaws, certificate of limited partnership and limited partnership agreement, limited liability company agreement or operating agreement, of the Management Company or each other applicable Person, as applicable.

(bb) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(cc) “Pre-Formation Interests” means the equity interests directly or indirectly held by the Pre-Formation Participants in the Rexford Entities and in the “Rexford Properties” as defined in that certain Confidential Request for Consent and Investment Election dated February 22, 2013.

(dd) “Pre-Formation Participants” means the holders of the equity interests in the relevant RIF Fund Entity and the Management Company, RIF V Manager and RI LLC immediately prior to the Formation Transactions, and shall include any other Person contributing any interest or Property to the REIT, the Operating Partnership or any Subsidiary thereof in the Formation Transactions.

(ee) “Property” means each real property owned directly or indirectly, in whole or in part, by the Rexford Entities.

(ff) “Registration Rights Agreement” means that certain Registration Rights Agreement, by and among the REIT, the Operating Partnership and the parties identified as a signatory on Schedule A thereto.

(gg) “Rexford Entity” means a RIF Fund Entity, the Management Company, RIF V Manager and RI LLC and each of their respective Subsidiaries, as applicable. As used herein, “Rexford Entities” refer to each Rexford Entity, collectively.

(hh) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(ii) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) ten percent (10%) or more of the voting power of the voting capital stock or other equity interests, or (B) ten percent (10%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(jj) “Target Asset” has the meaning set forth in Schedule 6.02(c) hereto.

(kk) “Tax” means all federal, state, local and foreign income, gross receipts, license, property, withholding, sales, franchise, employment, payroll, goods and services, stamp, environmental, customs duties, capital stock, social security, transfer, alternative minimum, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether or not disputed.

(ll) “Tax Matters Agreement” means that certain Tax Matters Agreement by and among the REIT, the Operating Partnership and the other parties identified as signatories therein.

(mm) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(nn) “Underwriting Agreement” means that certain underwriting agreement, by and between the REIT, the Operating Partnership and certain underwriters set forth therein, pursuant to which the REIT will issue and sell shares in the Offering.

(oo) “Valid Election” means, with respect to any Management Company Interest, an irrevocable election to receive all or a portion of its Allocated Share in the form of OP Units and/or REIT Shares as indicated on the properly completed and timely received Consent Form of the holder of the Management Company Interest or a Consent Form as to which any deficiencies have been waived by the Operating Partnership.

Section 6.03 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

Section 6.04 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, the other Formation Transaction Documentation and the Consent Forms to which the parties hereto are a party, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and, except as set forth in Section 2.05, supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 6.05 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of California, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 6.06 ASSIGNMENT. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that each OP Party may assign its rights and obligations hereunder to an Affiliate.

Section 6.07 JURISDICTION. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Los Angeles, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

Section 6.08 DISPUTE RESOLUTION . The parties intend that this Section 6.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 6.08(c) below without regard to any such ten (10) Business Day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 6.08(a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the Laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. Each of the Operating Partnership, on the one hand, and the Management Company, on the other hand, shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If the Operating Partnership and the Management Company cannot mutually agree upon an arbitrator within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 6.09 SEVERABILITY. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Law, but if any provision is held invalid, illegal or unenforceable under applicable Law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 6.10 RULES OF CONSTRUCTION.

(a) The parties hereto agree that they have had the opportunity to be represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 6.11 EQUITABLE REMEDIES. The parties agree that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Management Company and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement or otherwise at law or in equity.

Section 6.12 TIME OF THE ESSENCE. Time is of the essence with respect to all obligations under this Agreement.

Section 6.13 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 6.14 NO PERSONAL LIABILITY CONFERRED. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the OP Parties or the Management Company.

Section 6.15 WAIVER OF SECTION 1542 PROTECTIONS. As of the Closing Date, each of the parties hereto expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Section 6.16 AMENDMENTS. This Agreement may be amended by appropriate instrument, without the consent of the Management Company, at any time prior to the Effective Time; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to the Management Company without the prior written consent of the Management Company.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

REXFORD INDUSTRIAL REALTY, INC., a Maryland corporation

By:	/s/ Howard Schwimmer
Name:	Howard Schwimmer
Title:	Co-Chief Executive Officer

By:	/s/ Michael Frankel
Name:	Michael S. Frankel
Title:	Co-Chief Executive Officer

REXFORD INDUSTRIAL REALTY, L.P., a Maryland limited partnership

By:	REXFORD INDUSTRIAL REALTY, INC.,
a Maryland Corporation
Its:	General Partner

By:	/s/ Howard Schwimmer
Name:	Howard Schwimmer
Title:	Co-Chief Executive Officer

By:	/s/ Michael Frankel
Name:	Michael S. Frankel
Title:	Co-Chief Executive Officer

REXFORD SPONSOR V MERGER SUB
LLC, a Delaware limited liability company

By:	/s/ Michael Frankel
Name:	Michael S. Frankel
Title:	Manager

[Signature Page to Sponsor Merger Agreement]

REXFORD SPONSOR V LLC,
a Delaware limited liability company

By:	/s/ Howard Schwimmer
Name:	Howard Schwimmer
Title:	Management Committee Member

By:	/s/ Michael Frankel
Name:	Michael S. Frankel
Title:	Management Committee Member

[Signature Page to Sponsor Merger Agreement]